CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE FINCH THERAPEUTICS GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FINCH THERAPEUTICS GROUP, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.7

Execution Version

LMIC LICENSE AGREEMENT

by and between

MICROBIOME HEALTH RESEARCH INSTITUTE, INC.

and

FINCH THERAPEUTICS, INC.

November 19, 2020

TABLE OF CONTENTS

1. DEFINITIONS		3

2. LICENSE GRANTS AND TECHNOLOGY TRANSFER		10

2.1.	License from Finch to OpenBiome	10

2.2.	New In-Licenses	11

2.3.	Independent and Competitive Activities	11

2.4.	OpenBiome Sublicensees	11

2.5.	No Implied Rights	12

2.6.	Data Transfer	12

3. PAYMENTS.		12

3.1.	Royalty Payments	12

3.2.	Reports and Payments	13

3.3.	No Deductions or Offsets	14

3.4.	Expenses	15

4. DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION		15

4.1.	Development	15

4.2.	Regulatory Matters	15

4.3.	Manufacturing	15

4.4.	Commercialization	15

4.5.	Activities by Others	16

5. INTELLECTUAL PROPERTY		16

5.1.	Ownership	16

5.2.	Prosecution of Finch Patents	16

5.3.	Enforcement of Finch Patents	17

6. CONFIDENTIALITY		17

6.1.	Confidentiality	17

6.2.	Authorized Disclosure	17

6.3.	SEC Filings and Other Disclosures	18

6.4.	Public Announcements; Publications	19

7. REPRESENTATIONS AND WARRANTIES		20

7.1.	Finch Representations and Warranties	20

7.2.	Mutual Representations and Warranties	20

7.3.	Covenants of each Party	21

7.4.	Covenant of OpenBiome	21

7.5.	Disclaimer	21

8. TERM AND TERMINATION		21

8.1.	Term	21

8.2.	Termination for Convenience by OpenBiome	21

8.3.	Termination for Default	22

8.4.	Patent Challenge	22

8.5.	Insolvency	22

8.6.	Effects of Termination	22

9. LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE		24

9.1.	Limitation of Liability	24

9.2.	Indemnification by OpenBiome	24

9.3.	Indemnification by Finch	24

9.4.	Procedure	24

9.5.	Insurance	25

10. MISCELLANEOUS		25

10.1.	Disputes	25

10.2.	Assignment	26

10.3.	Further Actions	26

10.4.	Interpretation	26

10.5.	Notices	27

10.6.	Amendment	27

10.7.	Waiver and Non-Exclusion of Remedies	27

10.8.	Severability	28

10.9.	Descriptive Headings	28

10.10.	Governing Law	28

10.11.	Use of Names	28

10.12.	Entire Agreement	28

10.13.	Independent Contractors	28

10.14.	Counterparts	28

10.15.	No Third Party Rights or Obligations	29

Schedules

Schedule 1 – LMIC Territory

LMIC LICENSE AGREEMENT

This LMIC License Agreement (the “Agreement”) is entered into as November 19, 2020 (the “Effective Date”), by and between Microbiome Health Research Institute, Inc. d/b/a OpenBiome, a Massachusetts nonprofit corporation, having an address of 2067 Massachusetts Ave, Cambridge, MA 02140 (“OpenBiome”), and Finch Therapeutics, Inc., a corporation organized under the laws of Delaware, having an address of 200 Inner Belt Road, Somerville, MA 02143 (“Finch”). OpenBiome and Finch may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are simultaneously entering into that certain Asset Purchase Agreement pursuant to which Finch is purchasing from OpenBiome the Option (as defined in the Asset Purchase Agreement) and OpenBiome is granting certain licenses to Finch upon the terms and conditions provided therein; and

WHEREAS, Finch wishes to grant to OpenBiome, and OpenBiome wishes to receive from Finch, a non-exclusive license under the Finch Intellectual Property in the LMIC Field in the LMIC Territory in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1. “Additional Technology” has the meaning set forth in Section 2.3.

1.2. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by such Party or party. For the purpose of this definition only, “control” means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of a Person, whether by the ownership of more than fifty percent (50%) of the voting equity of such Person, by contract or otherwise.

1.3. “Agreement” has the meaning set forth in the Preamble.

1.4. “Amended and Restated Master Agreement” means that certain Amended and Restated Master Agreement by and between the Parties dated as of the date hereof.

1.5. “Applicable Law” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.6. “Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between the Parties dated as of the date hereof.

1.7. “Bankruptcy Code” means Section 101(35A) of Title 11 of the United States Code, as amended.

1.8. “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Japan or a bank or other public holiday in New York, New York, USA.

1.9. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 and the last Calendar Quarter shall end on the last day of the Term.

1.10. “Calendar Year” means any twelve (12) month period beginning on January 1 and ending on the next subsequent December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.11. “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a product is reasonably safe for continued testing, (b) investigate the safety and efficacy of a product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with a product in the dosage range to be prescribed or (c) support or maintain Regulatory Approval of such product or label expansion of such product.

1.12. “Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, but excluding activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.13. “Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives or plans or results, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients before, on or after the Effective Date, including any such information that was disclosed by a Party or any of its Affiliates under the MSAA. Confidential Information does not include any Know-How or other information that, to the extent shown by reasonable documentary evidence, (a) was already known by the Receiving Party (other than under an obligation of confidentiality, including to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations to the Disclosing Party or any of its Affiliates, including under the MSAA or under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or any of its Affiliates not to disclose such information to the Receiving Party or (e) was independently discovered or developed by or on behalf of the Receiving Party without use of or reference to any Confidential Information belonging to the Disclosing Party. The terms and conditions of this Agreement will be considered Confidential Information of both Parties.

1.14. “Control” or “Controlled” means, with respect to any know-how or patent, the possession, whether by ownership or (sub)license, of the right to assign, or grant a license, sublicense or other right to or under such patent or know-how as provided for herein.

1.15. “Cover” means, with respect to an OpenBiome Royalty Product and the Finch Intellectual Property, that (a) the Manufacture, use, sale, offer for sale, import, or export of the OpenBiome Royalty Product would, but for a license or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1), infringe an unexpired and Valid Claim of an issued patent within the Finch Patents that is enforceable in the country where the infringing activity has occurred; or (b) the Development, Manufacture, use, sale or importation of the OpenBiome Royalty Product incorporates, uses or is derived from the Finch Know-How.

1.16. “Development” means all internal and external research, development, and regulatory activities related to products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a product, but excluding activities directed to Manufacturing or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any region in the LMIC Territory to support or maintain Regulatory Approval for a product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.17. “Disclosing Party” means the Party disclosing Confidential Information to the other Party.

1.18. “Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.19. “Effective Date” has the meaning set forth in the Preamble.

1.20. “European Union” or “EU” means, with respect to any given time, all countries who are members of the European Union as of the Effective Date; provided that, notwithstanding anything to the contrary in this Agreement, the United Kingdom will be deemed a part of the European Union for the purposes of this Agreement.

1.21. “Exploit” or “Exploiting” means to make, have made, import, use, sell or offer for sale including to discover, research, develop, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise) store, formulate, optimize, have used, export, transport, distribute, promote and market or have sold or otherwise dispose or offer to dispose of, a product or process. “Exploitation” means the act of Exploiting a product or process.

1.22. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.23. “Finch” has the meaning set forth in the Preamble.

1.24. “Finch Indemnified Party” has the meaning set forth in Section 9.1.

1.25. “Finch Intellectual Property” means the Finch Patents and the Finch Know-How, excluding any Technology that is the subject of a New In-License that is not an Included New In-License.

1.26. “Finch Know-How” means all information (including regulatory data) and other know-how owned or Controlled by Finch and its Affiliates [***], and that is not generally known and is reasonably necessary or useful for the Exploitation of Natural Products, and any improvements, modifications or enhancements thereto. “Finch Know-How” excludes information and other know-how that is solely related to its product referred to as “CP101” and other Lyophilized Products of Finch and its Affiliates, but that is not related to other Natural Products that are not Lyophilized Products.

1.27. “Finch Patents” means all patent applications and issued patents (including all continuations, CIPs, continued prosecution and divisions thereof, reissues, renewals, extensions, substitutions, reexaminations, supplementary protection certificates, pediatric exclusivity periods and the like, of any such patents and patent applications, and foreign equivalents thereof) owned or Controlled by Finch and its Affiliates [***], that are reasonably necessary or useful for the Exploitation of Natural Products.

1.28. “First Commercial Sale” means, with respect to any OpenBiome Royalty Product in any country or region, the first sale of such OpenBiome Royalty Product, by or on behalf of OpenBiome (including by any of its Affiliates or Sublicensees), in an arms-length transaction to a Third Party (other than a Sublicensee) for distribution, use, or consumption in such country or region after receipt of Regulatory Approval for such OpenBiome Royalty Product in such country or region. For the avoidance of doubt, “First Commercial Sale” excludes any transfers of OpenBiome Royalty Product to Third Parties (a) for testing purposes, (b) at no consideration for promotional purposes, (c) for any expanded access program, (d) for any compassionate sales or use program (including named patient program or single patient program), (e) for any indigent program; provided that, in each case of clauses (b) through (e), such OpenBiome Royalty Product is (i) provided at no charge and (ii) not sold in connection (e.g., as a bundle or another type of direct or indirect bundling arrangement) with any other product of OpenBiome, its Affiliates or Sublicensees in which consideration is charged for such OpenBiome Royalty Product.

1.29. “Governmental Authority” means any federal, state, national, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body). Governmental Authorities include all Regulatory Authorities.

1.30. “Included New In-License” has the meaning set forth in Section 2.2.

1.31. “IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetics Act, as amended, and all regulations promulgated thereunder, or (b) an analogous application, filing or submission to the analogous Regulatory Authority in a regulatory jurisdiction outside the United States, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.32. “Indemnified Party” has the meaning set forth in Section 9.3.

1.33. “Indication” shall mean a separate and distinct disease or medical condition in humans or animals that a product is intended to treat, prevent, diagnose, monitor or ameliorate, as set forth in the IND or label for such product, as applicable, as approved by the applicable Regulatory Authority. The Parties agree and acknowledge that [***].

1.34. “Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, whether or not patentable or copyrightable).

1.35. “Liabilities” has the meaning set forth in Section 9.1.

1.36. “LMIC Field” means the treatment in humans of (a) Malnutrition and (b) Neglected Tropical Diseases.

1.37. “LMIC Territory” means the countries listed on Schedule 1 hereto.

1.38. “Lyophilized Product” means a Natural Product wherein processed stool is lyophilized. As a non-limiting example, Finch’s CP101 is a “Lyophilized Product.”

1.39. “Malnutrition” means moderate acute malnutrition, severe acute malnutrition, stunting and environmental enteric dysfunction.

1.40. “Manufacture” means any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any product (or any components or process steps involving any product), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.41. “Natural Product” means any Product manufactured directly from stool from a stool donor source without the use of culturing or replication. As a non-limiting example, Finch’s CP101 is a “Natural Product.”

1.42. “Natural Product Drug Substance” means a formulated liquid suspension derived from the stool of a stool donor source that may be incorporated into a Natural Product.

1.43. “Neglected Tropical Diseases” means tuberculosis, malaria, cholera, cryptosporidium, shigella, typhoid and non-typhoid salmonella and any neglected tropical disease as designated by the World Health Organization.

1.44. “Net Sales” means [***].

1.45. “New In-License” means a license entered into by Finch or its Affiliates after the Effective Date concerning Technology of a Third Party that would be reasonably useful or necessary for OpenBiome in the Exploitation of OpenBiome Licensed Natural Product, OpenBiome Licensed Drug Substance and OpenBiome Royalty Product that may require payments to such Third Party (e.g., royalties, milestones and maintenance fees).

1.46. “OpenBiome” has the meaning set forth in the Preamble.

1.47. “OpenBiome Licensed Drug Substance” means any Natural Product Drug Substance manufactured by OpenBiome or its Affiliates or Sublicensees.

1.48. “OpenBiome Licensed Natural Product” means any Natural Product made, sold, or distributed by OpenBiome or its Affiliates or Sublicensees.

1.49. “OpenBiome Royalty Product” means (a) any OpenBiome Licensed Natural Product and (b) any Product made, used, sold or distributed by OpenBiome or its Affiliates or Sublicensees that incorporates OpenBiome Licensed Drug Substance.

1.50. “Option” has the meaning set forth in the Asset Purchase Agreement.

1.51. “Party” or “Parties” has the meaning set forth in the Preamble.

1.52. “Patent Challenge” means any direct challenge to the validity, patentability, scope, construction, inventorship, ownership, enforceability or non-infringement of any Finch Patent or otherwise opposing any Finch Patent through a legal or administrative proceeding.

1.53. “Patents” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.54. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.55. “Product” means any product developed or made from an isolated set of bacterial strains or a natural composition of bacterial strains.

1.56. “Prosecution” means the preparation, filing, prosecution, protection, defense, issuance and maintenance of all Patents, including oppositions, inter partes reviews, interferences, declaratory judgment actions, post-grant reviews and similar proceedings before any patent office or court of competent jurisdiction (or appeals therefrom).

1.57. “Receiving Party” means the Party receiving Confidential Information of the other Party.

1.58. “Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation and sale of a Product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including (where required for sale) any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs.

1.59. “Regulatory Authority” shall mean the FDA, the Federal Trade Commission, the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services or any other federal, state, local or foreign Governmental Authority that is concerned with or regulates the Development, testing, packaging, labeling, storage, sale, quality, safety, efficacy, reliability or Manufacturing and servicing of medical devices, federal or state health care programs, or the provision of health care or similar services.

1.60. “Regulatory Filings and Approvals” means, with respect to any OpenBiome Royalty Product in any jurisdiction, any and all regulatory applications, filings, approvals, and associated correspondence reasonably required to Develop, Manufacture, market, sell, import, otherwise Commercialize, and exploit such OpenBiome Royalty Product in, or into, any jurisdiction, including, for clarity, all Regulatory Approvals necessary for the sale of such OpenBiome Royalty Product in a given jurisdiction in accordance with all Applicable Laws.

1.61. “Representatives” means (a) with respect to OpenBiome, OpenBiome, its Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to Finch, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

1.62. “Review Period” has the meaning set forth in Section 6.4.2.

1.63. “Royalty Payments” has the meaning set forth in Section 3.1.1.

1.64. “Royalty Term” means, with respect to a OpenBiome Royalty Product within a country in the LMIC Territory, the period beginning on the First Commercial Sale of such OpenBiome Royalty Product in such country and ending on the later of (a) the expiration of the last to expire Valid Claim from a Patent within the Finch Intellectual Property that Covers such OpenBiome Royalty Product; or (b) ten (10) years from the Effective Date.

1.65. “Sublicensee” means any Person other than an Affiliate of OpenBiome to whom OpenBiome grants or has granted, directly or indirectly (e.g. a sublicensee of a sublicensee of OpenBiome), a permitted sublicense of rights licensed by Finch to OpenBiome under this Agreement, [***].

1.66. “Technology” means all patents, patent applications, trade secrets, copyrights, know-how, methods, processes, techniques, data, technical documentation, manuals, regulatory submissions, specifications, SOPs, instructions, and other intellectual property of any kind (whether or not protected or protectable under patent, trademark, copyright or similar laws).

1.67. “Term” has the meaning set forth in Section 8.1.

1.68. “Third Party” means any Person other than OpenBiome, Finch or their respective Affiliates.

1.69. “Third Party License Fees” means any payments or fees (including royalties, milestones and maintenance fees) owed by Finch to Third Parties as a result of the practice of intellectual property licensed from such Third Parties in the Exploitation of Natural Products. For the avoidance of doubt, the Third Party License Fees include any royalties, milestones and other payments due by Finch to the Regents of the University of Minnesota under the UMN Agreement.

1.70. “UMN Agreement” means that certain Exclusive License Agreement between Finch and the Regents of the University of Minnesota, dated March 26, 2012, as amended.

1.71. “Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE GRANTS AND TECHNOLOGY TRANSFER

2.1. License from Finch to OpenBiome.

2.1.1. Non-Exclusive License to OpenBiome. Subject to the terms and conditions of this Agreement, Finch hereby grants to OpenBiome an irrevocable (subject to Article 8), perpetual (subject to Article 8), royalty-bearing, non-exclusive, sublicensable (through multiple tiers) license during the Term under the Finch Intellectual Property to make, use, sell, have sold, offer for sale and import (a) OpenBiome Natural Licensed Products and (b) OpenBiome Licensed Drug Substance, in each case, (a) and (b), for Exploiting OpenBiome Royalty Products in the LMIC Field in the LMIC Territory; provided that, the foregoing license grant shall not include a license under the Finch Intellectual Property to Exploit a Lyophilized Product, or to otherwise use the Finch Intellectual Property to lyophilize a product (including an OpenBiome Royalty Product).

2.1.2. Additional Indications. During the Term, OpenBiome may request that the definition of the LMIC Field be amended to include additional Indications and Finch shall consider such request(s) in good faith; provided that, Finch shall have no obligation to amend the LMIC Field to include such additional Indications.

2.2. New In-Licenses. [***].

2.3. Independent and Competitive Activities. The Parties acknowledge that, notwithstanding anything in this Agreement to the contrary (including the license grant in Section 2.1.1), OpenBiome may independently develop its own Technology and/or Exploit a Third Party’s Technology for use with OpenBiome Licensed Natural Products or OpenBiome Licensed Drug Substance, including for processing, lyophilizing and/or encapsulating OpenBiome Licensed Drug Substance (“Additional Technology”), provided that, for clarity, such activities shall not be within the scope of the license grant of Section 2.1.1, and that OpenBiome may not utilize the Finch Intellectual Property or any Confidential Information of Finch in connection with such development or Exploitation of Additional Technology.

2.4. OpenBiome Sublicensees. OpenBiome may grant sublicenses (through multiple tiers) of the rights granted under Section 2.1, in whole or in part, to any of its Affiliates and Third Parties, provided that:

2.4.1. no such sublicense shall diminish OpenBiome’s duties or obligations under the Agreement, and OpenBiome shall remain liable and responsible for such duties and obligations;

2.4.2. any act or omission of a Sublicensee (at any tier) which would be a breach of this Agreement if performed by OpenBiome shall be deemed a breach by OpenBiome of this Agreement;

2.4.3. OpenBiome shall provide Finch with fully executed copies of all sublicense agreements (at all tiers) and any amendments or other modifications thereto (which OpenBiome may redact as reasonably necessary to protect confidential or highly sensitive information) promptly upon execution of such sublicense, amendment, or other modification (as applicable);

2.4.4. (a) each sublicense shall be consistent with the terms of this Agreement (including confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement), (b) each Sublicensee shall undertake, in the applicable sublicense, to perform its obligations under the sublicense in a manner consistent with the terms of this Agreement, (c) each sublicense shall include a section requiring Sublicensee to indemnify, defend and hold the Finch Indemnified Parties harmless in accordance with the same terms set forth in Section 9.2, except that such indemnification shall relate to activities and omissions of such Sublicensee, its Affiliates or Sublicensees rather than those of OpenBiome and (d) each sublicense shall include a provision stating that Finch is a third-party beneficiary under each such sublicense for purposes of enforcing the rights and obligations granted under each such sublicense; and

2.4.5. each sublicense shall terminate automatically effective as of the earlier of (a) termination of this Agreement or (b) the termination of the applicable sublicense agreement.

2.5. No Implied Rights. Except as expressly provided in this Agreement or in the Asset Purchase Agreement, neither Party will be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any Patents, Know-How or other intellectual property rights or information owned or controlled by such Party.

2.6. Data Transfer. Finch will use reasonable efforts to provide to OpenBiome the information included in the Finch Know-How within [***] following the Effective Date and solely to the extent such Finch Know-How is in Finch’s possession as of the Effective Date; provided, however, that such information will not include (a) any documents protected by attorney-client privilege or that constitute attorney work-product; (b) any financial, accounting or tax records of Finch or its Affiliates; or (c) any clinical data of Finch or its Affiliates. During the Term and thereafter, OpenBiome shall preserve and maintain any Finch Know-How it receives from Finch in the form provided to OpenBiome, and OpenBiome shall not destroy, discard or modify such Finch Know-How without the prior written consent of Finch.

3.	PAYMENTS.

3.1. Royalty Payments.

3.1.1. Royalties. Subject to the provisions of Section 3.1.2, OpenBiome will make royalty payments to Finch for any OpenBiome Royalty Products sold by or on behalf of OpenBiome, its Affiliates or Sublicensees in the LMIC Territory during the applicable Royalty Term, calculated by multiplying the applicable royalty rate set forth below in Table 3.1.1 by the aggregate amount of Net Sales of OpenBiome Royalty Products sold in the LMIC Territory (the royalty payments due with respect to Net Sales of OpenBiome Royalty Products pursuant to this Section 3.1.1, the “Royalty Payments”).

Table 3.1.1 – Royalty Payments

Aggregate Annual Net Sales of all OpenBiome Royalty Products in the LMIC Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.1.2. Valid Claims. With respect to an OpenBiome Royalty Product in a country in the LMIC Territory, upon the expiration of the last-to-expire Valid Claim within the Finch Patents Covering such OpenBiome Royalty Product in such country, the royalty rate for such OpenBiome Royalty Product in such country shall be reduced to [***] for the remainder of the Royalty Term in such country.

3.1.3. Third Party Royalties. If OpenBiome determines in its reasonable discretion that OpenBiome is required to pay a royalty to a Third Party to obtain rights under patents owned or controlled by such Third Party that are necessary for OpenBiome’s exercise of its rights under the Finch Intellectual Property hereunder in the LMIC Field in the LMIC Territory, then OpenBiome shall have the right to deduct up to [***] of the amount of the royalty due to such Third Party thereunder with respect to OpenBiome Royalty Products, against the royalties that are due from OpenBiome to Finch hereunder.

3.1.4. Royalty Floor. Notwithstanding anything in this Section 3.1 to the contrary and subject to the representation set forth in Section 7.1, in no event will the Royalty Payments payable to Finch pursuant to this Section 3.1 be less than [***].

3.2. Reports and Payments.

3.2.1. Royalty Statements and Payments. Within [***] after the conclusion of each Calendar Quarter, commencing with the first Calendar Quarter in which Net Sales are generated in the LMIC Territory, OpenBiome will deliver to Finch a report setting forth the following information: [***]. Concurrent with the delivery of each royalty report, OpenBiome will pay the amount of the Royalty Payments set forth in such royalty report to Finch in Dollars.

3.2.2. Taxes and Withholding. All amounts to be paid to Finch pursuant to this Agreement shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.. Finch shall reasonably assist OpenBiome in claiming reduction or exemption from such deductions or withholdings, or returns of such deductions or withholdings, by providing OpenBiome with relevant information, documentation and support as reasonably requested by OpenBiome in preparation of any such filing for tax reduction, exemption or returns.

3.2.3. Currency; Exchange Rate. All payments to be made by OpenBiome to Finch under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Finch. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in [***] in which the applicable payment obligation became due and payable.

3.2.4. Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement (and are not being disputed in good faith under this Agreement) will bear interest at a rate equal to the lesser of: (a) [***]; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent, [***]. Payment of such interest by OpenBiome shall not limit, in any way, Finch’s right to exercise any other remedies Finch may have as a consequence of any payment due but unpaid hereunder.

3.2.5. Financial Records and Audits.

(a) OpenBiome will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate records in sufficient detail to permit Finch to confirm the accuracy of the amount of Royalty Payments and other amounts payable under this Agreement. OpenBiome will maintain, and will cause its Affiliates and its Sublicensees to maintain, such records for [***].

(b) At Finch’s request, OpenBiome will permit an independent certified public accounting firm of nationally recognized standing (such firm to be mutually agreed upon by the Parties in good faith), to examine, at Finch’s sole expense and upon at least [***] prior written notice, the relevant books and records of OpenBiome, its Affiliates and its Sublicensees as may be reasonably necessary to verify the amounts reported by OpenBiome in accordance with Section 3.2.1 and all other amounts payable under this Agreement. An examination by Finch under this Section 3.2.5(b) will be subject to standard confidentiality obligations, will occur not more than once in any Calendar Year, and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] before the date of the request. The accounting firm will be provided access to such books and records at OpenBiome’s, its Affiliates’ or its Sublicensees’ facility(ies) where such books and records are normally kept and such examination will be conducted during OpenBiome’s or its applicable Affiliate’s or Sublicensee’s normal business hours and without undue business interruption to OpenBiome, its Affiliates or its Sublicensees. OpenBiome or any of its Affiliates or Sublicensees may require such accounting firm to enter into a reasonable confidentiality agreement with it prior to the start of any such examination. [***].

(c) If such accounting firm concludes that additional amounts were due to Finch, then OpenBiome will pay to Finch such additional amounts within [***] of the date OpenBiome receives such accountant’s written report. If such accounting firm concludes that OpenBiome made payments to Finch under this Agreement in excess of the amounts due under this Agreement, then Finch will refund such overpayments to OpenBiome, within [***] of the date Finch receives such accountant’s report.

3.3. No Deductions or Offsets. Except as otherwise expressly set forth herein or provided for by law, there shall be no deduction or offset from, any payments owed to Finch under or in connection with this Agreement for any reason (whether or not there is a dispute regarding payment or other rights or obligations under this Agreement).

3.4. Expenses. Except as otherwise expressly set forth in this Agreement or as otherwise agreed to by the Parties in writing, each Party will be responsible for all expenses that it incurs in connection with the performance of this Agreement.

4.	DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION.

4.1. Development.

4.1.1. General Responsibilities; Efforts. OpenBiome will have sole responsibility to Develop (and Manufacture for Development) and seek Regulatory Approval for OpenBiome Royalty Products in the LMIC Field in the LMIC Territory, and will bear all costs associated with such activities.

4.2. Regulatory Matters.

4.2.1. Regulatory Reporting. OpenBiome or its designated Affiliate(s) will be responsible for making and filing all filings, reports and communications with all Regulatory Authorities with respect to any OpenBiome Royalty Products in the LMIC Field in the LMIC Territory, including all reports required to be filed in order to obtain or maintain any Regulatory Approvals granted for OpenBiome Royalty Products in the LMIC Field in the LMIC Territory.

4.2.2. Regulatory Approvals. OpenBiome or its designated Affiliate(s) will be responsible for preparing and filing applications, in its own name, for Regulatory Approval for OpenBiome Royalty Products in the LMIC Field in the LMIC Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval.

4.2.3. Pharmacovigilance and Safety. Finch shall have no pharmacovigilance obligations with respect to OpenBiome Royalty Products. OpenBiome shall assume all pharmacovigilance activities and obligations for the OpenBiome Royalty Products immediately following the Effective Date.

4.3. Manufacturing. OpenBiome will have sole responsibility for all Manufacturing activities and associated costs and expenses for the Manufacture of all OpenBiome Royalty Products.

4.4. Commercialization.

4.4.1. General Responsibilities; Efforts. OpenBiome will have sole responsibility for the Commercialization of OpenBiome Royalty Products in the LMIC Field in the LMIC Territory, and will bear all costs associated with such activities.

4.4.2. Commercialization Reports. On an OpenBiome Royalty Product-by-OpenBiome Royalty Product basis, following the First Commercial Sale of an OpenBiome Royalty Product in the LMIC Territory, within the first Calendar Quarter of each Calendar Year thereafter, OpenBiome shall provide to Finch a report summarizing the Commercialization activities performed with respect to such OpenBiome Royalty Product during the prior Calendar Year, including description of the sales activities in process, and the planned future sales activities expected to be initiated during the then-current Calendar Year, in each case by or on behalf of OpenBiome, its Affiliates and Sublicensees. Such reports constitute OpenBiome’s Confidential Information.

4.5. Activities by Others. Activities conducted by OpenBiome’s Representatives will be considered as OpenBiome’s activities under this Agreement for purposes of determining whether OpenBiome has complied with its obligations under Sections 4.1.1 and 4.4.1. Any act or omission by a Representative of OpenBiome in the conduct of activities under this Agreement on behalf of OpenBiome that would be a breach of this Agreement if OpenBiome performed such act or omission will be considered a breach by OpenBiome of this Agreement.

5.	INTELLECTUAL PROPERTY.

5.1. Ownership.

5.1.1. Subject to OpenBiome’s rights under Section 2.1, as between the Parties, Finch shall own and retain all right, title, and interest in and to any and all Finch Intellectual Property, and any improvements, enhancements or modifications thereto (whether or not patentable), invented, developed or first reduced to practice solely by a Party or jointly by the Parties during the Term. In the event that any such improvements, enhancements or modifications to the Finch Intellectual Property are invented, developed or first reduced to practice by OpenBiome during the Term, OpenBiome shall promptly assign to Finch all right, title and interest in and to any such improvements, enhancements or modifications, provided that such improvements, enhancements and modifications shall be included in the Finch Intellectual Property licensed to OpenBiome pursuant to Section 2.1.1. Except as otherwise set forth in the foregoing, including as set forth in Section 2.3, OpenBiome shall own and retain all right, title and interest in and to any Technology developed or acquired by OpenBiome during the Term, and Finch shall have no right, title, license or interest in or under such Technology.

5.1.2. Any clinical data or study results generated by or on behalf of OpenBiome, its Affiliates or Sublicensees through the Exploitation of OpenBiome Royalty Products in the LMIC Field and in the LMIC Territory, including any and all patient, safety and efficacy data and all data generated in pre-clinical and Clinical Trials, shall be owned by OpenBiome.

5.2. Prosecution of Finch Patents.

5.2.1. Prosecution. As between the Parties, Finch shall have the sole right, in its sole discretion, to control the Prosecution of the Finch Patents.

5.2.2. Marking. OpenBiome shall, and shall cause its Affiliates and Sublicensees to, mark all OpenBiome Royalty Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such OpenBiome Royalty Products are shipped or in which such OpenBiome Royalty Products are sold for purposes of ensuring maximum enforceability of the Finch Patents in such country.

5.3. Enforcement of Finch Patents.

5.3.1. Notification. As between the Parties, and subject to any confidentiality obligations of OpenBiome owed to any Third Party, OpenBiome shall inform Finch promptly in writing of any alleged infringement of the Finch Patents in the LMIC Field in the LMIC Territory of which OpenBiome becomes aware, along with any available evidence thereof.

5.3.2. Enforcement Right. As between the parties, Finch (or a Third Party licensee or other Person, Finch’s discretion) shall have the sole right to institute infringement suits under the Finch Patents both inside and outside of the LMIC Field and inside and outside of the LMIC Territory, as well as the sole right to institute all other infringement suits and to take such other actions as not expressly granted to OpenBiome hereunder (including, for the avoidance of doubt, to enforce and defend the Finch Patents). The total cost of any such infringement actions commenced or defended solely by Finch shall be borne by Finch, and Finch shall keep any recovery or damages derived therefrom, whether compensatory for past infringement or punitive.

5.3.3. Cooperation. In any infringement suit which Finch may institute to enforce the Finch Patents under this Agreement, OpenBiome shall reasonably cooperate in all respects, at Finch’s expense (including the cost and expense of counsel) when reasonably requested by Finch, including having its employees testify when requested, making available relevant records, papers, information, samples, specimens and the like, but only to the extent necessary for such enforcement action.

6.	CONFIDENTIALITY.

6.1. Confidentiality. The confidentiality terms set forth in the Amended and Restated Master Agreement shall govern the information provided in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

6.2. Authorized Disclosure. Notwithstanding the foregoing provisions of Section 6.1:

6.2.1. OpenBiome may disclose Confidential Information belonging to Finch or any of its Affiliates to the extent such disclosure is necessary (a) to Governmental Authorities to obtain or maintain INDs or Regulatory Approvals for any OpenBiome Royalty Product within the LMIC Territory or (b) to file, prosecute and maintain patents and patent applications in relation to OpenBiome Royalty Products;

6.2.2. each Party may disclose Confidential Information belonging to the other Party or any of its Affiliates to the extent such disclosure is necessary in connection with litigation directly related to an OpenBiome Royalty Product in the LMIC Field;

6.2.3. each Party may disclose Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in responding to a valid order of a court of competent jurisdiction or other competent governmental authority; provided that if practicable, the Receiving Party will first have given to the Disclosing Party notice and a reasonable opportunity to quash the order or obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed will be limited to the information that is legally required to be disclosed;

6.2.4. each Party may, on a need-to-know basis, disclose Confidential Information belonging to the other Party (including the terms of the Agreement) to any Affiliate, Sublicensee, potential Sublicensee, or acquirer, buyer or potential acquirer or buyer of such Disclosing Party’s business that concerns this Agreement (whether by sale of stock or assets, merger, consolidation or otherwise), in each case, who has agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 6 and provided that the Party disclosing Confidential Information belonging to the other Party pursuant to this Section shall be responsible and liable for any breaches of confidentiality by the third party to whom it discloses such Confidential Information;

6.2.5. each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in order to comply with Applicable Law (including regulations promulgated by securities exchanges); provided that if practicable, the Receiving Party will first have given to the Disclosing Party notice and a reasonable opportunity to obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose set forth in the Applicable Law; and provided further that if such protective order is not obtained, the Confidential Information disclosed will be limited to the information that is legally required to be disclosed; and

6.2.6. each Party may disclose to its Affiliates and Third Parties a redacted copy of this Agreement, only on a need-to-know basis and solely in connection with the performance by such Party of its obligations or the exercise of its rights under this Agreement or as evidence of its rights under this Agreement, provided that each disclosee, prior to any such disclosure, must be bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 6.

6.2.7. Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 6.2.1, 6.2.2, 6.2.3, 6.2.5, or 6.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information at least as diligently as such Party would use to protect its own confidential information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder, except as permitted under this Agreement. Any information disclosed under this Section 6.2 shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 6.

6.3. SEC Filings and Other Disclosures. Either Party may make a public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (a) Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange

Commission or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the LMIC Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advance notice as is feasible under the circumstances, and giving consideration to and using commercially reasonable and good faith efforts to implement the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 6.3, such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party and limit its disclosure of such Confidential Information to only that required to comply with Applicable Law.

6.4. Public Announcements; Publications.

6.4.1. Announcements. Neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. OpenBiome may release an announcement regarding the signing of this Agreement following the Effective Date upon obtaining the prior written approval of Finch, which it shall not unreasonably withhold, condition or delay; provided, however, that OpenBiome shall not disclose in such announcement any payment obligations of either Party that are set forth in Article 3. The Parties shall work together diligently and in good faith to agree upon an announcement so that OpenBiome may release it without undue delay following the Effective Date.

6.4.2. Publications. During the Term and subject to the terms of this Agreement, OpenBiome may make scientific publications and presentations to scientific conferences concerning its Development and Commercialization activities with respect to any OpenBiome Royalty Product in the LMIC Field, and in connection with which OpenBiome shall acknowledge that such OpenBiome Royalty Product was licensed from Finch. Written copies of such proposed publications and presentations will be submitted by OpenBiome to Finch no later than [***] before submission for publication or presentation (the “Review Period”). At Finch’s option, Finch may provide its comments with respect to such publications and presentations, provided that such comments are provided within [***] of its receipt of such written copy, and OpenBiome shall consider any such comments in good faith but, in any event, will comply with any request from Finch to delete Finch’s Confidential Information in any such publication or presentation. If Finch does not provide its comments with respect to a publication or presentation within the [***] period, then Finch shall be deemed to have consented to such publication or presentation. If a public securities filing has been made in accordance with Section 6.3, or a press release or other public statement has been issued or made in accordance with Section 6.4, in relation to the OpenBiome Royalty Product, then either Party shall have the right to restate any publicized information contained in the public securities filing or press release or other public statement, without the prior written consent of the other Party.

7.	REPRESENTATIONS AND WARRANTIES.

7.1. Finch Representations and Warranties. Finch represents and warrants to OpenBiome as of the Effective Date that:

7.1.1. the Third Party License Fees owed by Finch under the license contemplated herein do not exceed the amounts set forth in Table 3.1.1;

7.1.2. Finch has sufficient title and ownership or other rights to the Finch Intellectual Property as is necessary to grant the license to OpenBiome pursuant to this Agreement;

7.1.3. Finch has not entered into any agreement with any Third Party or Affiliate that conflicts with the rights granted to OpenBiome under this Agreement, and has not taken any action that would prevent it from granting the rights granted to OpenBiome under this Agreement; and

7.1.4. No Third Party has made any claim or allegation to Finch or its Affiliates in writing that a Third Party has any right or interest in or to Finch Patents that are owned by Finch or a Finch Affiliate.

7.2. Mutual Representations and Warranties. Each of Finch and OpenBiome hereby represents and warrants to the other Party as of the Effective Date that:

7.2.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

7.2.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

7.2.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

7.2.4. this Agreement has been duly executed and is a legal, valid and binding obligation on such Party, enforceable against such Party in accordance with its terms;

7.2.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any contractual or other obligation of such Party existing as of the Effective Date; and

7.2.6. other than the consent of the Massachusetts Attorney General, no consent by any Third Party or Governmental Authority is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

7.3. Covenants of each Party. Each Party hereby covenants to the other Party that, during the Term:

7.3.1. it will perform its obligations under this Agreement in compliance with Applicable Laws;

7.3.2. it will not be debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any person who is debarred or disqualified, in connection with activities directly relating to any OpenBiome Royalty Product. In the event that OpenBiome becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to OpenBiome, directly or indirectly, including through Affiliates or Sublicensees, which directly relate to activities contemplated by this Agreement, OpenBiome shall promptly notify Finch in writing and OpenBiome shall cease employing, contracting with, or retaining any such person to perform any such services;

7.4. Covenant of OpenBiome. OpenBiome hereby covenants to Finch that, during the Term, OpenBiome shall not, and shall prohibit its Affiliates and Sublicensees from, in connection with the performance of their obligations under this Agreement, directly or indirectly through Third Parties, paying, promising or offering to pay, or authorizing the payment of, any money or giving any promise or offering to give, or authorizing the giving of anything of value to, in each case, a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party, in violation of Applicable Law.

7.5. Disclaimer. ALL TECHNOLOGY AND MATERIALS, INCLUDING ALL FINCH INTELLECTUAL PROPERTY, AND INTELLECTUAL PROPERTY RIGHTS, PROVIDED BY FINCH HEREUNDER ARE PROVIDED “AS IS” AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PATENTS OR KNOW-HOW, FINCH INTELLECTUAL PROPERTY, OR OPENBIOME ROYALTY PRODUCTS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

8.	TERM AND TERMINATION.

8.1. Term. The term of this Agreement will commence on the Effective Date and extend until the earlier of (a) the termination of this Agreement in its entirety (or on a country-by-country basis with respect to a termination for material breach) pursuant to Sections 8.2, 8.3, 8.4, 8.5 or 8.6, or (b) on a country-by-country and OpenBiome Royalty Product-by-OpenBiome Royalty Product basis (in the LMIC Territory), the last to expire Royalty Term for such OpenBiome Royalty Product in such country in the LMIC Territory (the “Term”).

8.2. Termination for Convenience by OpenBiome. Upon at least [***] prior written notice to Finch, OpenBiome may, at its convenience, terminate this Agreement in its entirety.

8.3. Termination for Default.

8.3.1. Material Breach. In the event that either Party commits a material breach of its obligations under this Agreement, or OpenBiome commits a material breach of its obligations under the Asset Purchase Agreement, and such Party fails to cure such breach within [***] after receiving notice thereof from the other Party, the non-breaching Party may terminate this Agreement, immediately after the aforesaid [***] period, by providing written notice to the allegedly breaching Party, unless the allegedly breaching Party disputes such breach in good faith in accordance with Section 8.4.2; provided however, that in the event of a material breach by OpenBiome of its obligations under this Agreement pertaining to one or more countries (but not the entire LMIC Territory), then Finch’s termination right pursuant to this Section 8.4.1 shall be limited to such country(ies).

8.3.2. Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Section 10.1 hereof. Notwithstanding anything to the contrary contained in Section 8.4.1 or elsewhere in the Agreement, the applicable cure period for any alleged material breach that is in dispute shall be tolled from the date that the alleged breaching Party notifies the other Party that it intends to dispute the allegation through the resolution of such dispute pursuant to Section 10.1 and it is understood and acknowledged that, during the pendency of a dispute pursuant to Section 10.1, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

8.4. Patent Challenge. If OpenBiome or any of its Affiliates or Sublicensees (or any Affiliates of such Sublicensees), brings a Patent Challenge, or assists in bringing a Patent Challenge (except (a) as required under a court order or subpoena or (b) as a defense against a claim, action or proceeding asserted by Finch or its licensees against OpenBiome or any of its Affiliates or Sublicensees), then Finch may immediately terminate this Agreement in its entirety upon written notice to OpenBiome.

8.5. Insolvency. Either Party may terminate this Agreement immediately upon written notice to the other Party, if the other Party (a) becomes insolvent and is generally unable to pay, and fails to pay, its debts as they become due for more than [***], (b) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law that has not been dismissed within [***], (c) makes or seeks to make a general assignment for the benefit of its creditors, or (d) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

8.6. Effects of Termination.

8.6.1. Survival. The following sections, together with any sections that expressly survive, will survive expiration or termination of this Agreement for any reason: Article 1 (Definitions); Section 2.5 (No Implied Rights); Sections 3.2.1-3.2.2 and 3.2.3-3.2.4 (Reports and Payments) (solely with respect to payment obligations that have accrued prior to the effective date of such expiration or termination); Section 3.2.5 (Financial Records and Audits); Section 3.3 (No Deductions or Offsets); Section 3.4 (Expenses); Section 6.1 (Confidentiality); Section 6.2 (Authorized Disclosure); Section 6.3 (SEC Filings and Other Disclosures); Section 6.4.1 (Announcements); Section 7.5 (Disclaimer); Section 8.6 (Effects of Termination); Article 9 (Limitation of Liability; Indemnification and Insurance); Article 10 (Miscellaneous).

8.6.2. Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any right which will have accrued to the benefit of either Party prior to such termination, including (a) any and all payment obligations that have accrued prior to the effective date of expiration or termination, or (b) damages arising from any breach under this Agreement. Expiration or termination of this Agreement will not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

8.6.3. Termination of Licenses. Upon early termination of this Agreement for any reason, all rights and licenses granted to OpenBiome under the terms of this Agreement will terminate.

8.6.4. Sell-Off Period. If OpenBiome terminates this Agreement in accordance with Section 8.4.1, during the [***] period following notice of termination, OpenBiome and its Affiliates and Sublicensees may, with Finch’s prior written consent, sell any commercial inventory of OpenBiome Royalty Product(s) which remains on hand as of the effective date of the termination for so long as OpenBiome makes all payments due in accordance with the terms and conditions set forth in this Agreement.

8.6.5. Confidential Information. Within [***] of the effective date of any early termination of this Agreement, each Party shall, at the Disclosing Party’s option, either return or destroy all materials containing the other Party’s Confidential Information, except to the extent such Confidential Information is necessary to perform surviving obligations or exercise surviving rights. Notwithstanding the foregoing, the Receiving Party will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes, such copy to remain subject to Article 6.

8.6.6. Sublicenses. Notwithstanding Section 8.6.3, if this Agreement terminates for any reason, any Sublicensee that is not in breach of its sublicense agreement (shall automatically become a direct licensee of Finch with respect to the rights originally granted under this Agreement that are sublicensed to the Sublicensee by OpenBiome and Finch shall confirm the foregoing in writing at the request and for the benefit of the Sublicensee; provided that such Sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by OpenBiome, and provided further that Finch shall not be bound by any duties or obligations contained in the sublicenses that extend beyond the duties and obligations assumed by Finch in this Agreement.

9.	LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE.

9.1. Limitation of Liability. EXCEPT TO THE EXTENT THAT ANY EXCLUSION OR LIMITATION OF LIABILITY IS VOID, PROHIBITED OR UNENFORCEABLE BY APPLICABLE LAW, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY HEREUNDER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED, HOWEVER, THAT THIS SECTION 9.1 SHALL NOT LIMIT OR RESTRICT (A) DAMAGES AVAILABLE TO A PARTY FOR BREACHES BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS SET FORTH IN ARTICLE 6, (B) DAMAGES AVAILABLE FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (C) AMOUNTS OWED TO THIRD PARTIES IN CONNECTION WITH THE INDEMNIFICATION OBLIGATIONS OF A PARTY PURSUANT TO THIS ARTICLE 9, OR (D) DAMAGES AVAILABLE TO FINCH FOR ANY THIRD PARTY INFRINGEMENT CLAIMS BROUGHT AGAINST FINCH AS A RESULT OF OPENBIOME’S EXPLOITATION OF OPENBIOME LICENSED NATURAL PRODUCTS.

9.2. Indemnification by OpenBiome. OpenBiome will indemnify, defend and hold harmless Finch and its Representatives (each, a “Finch Indemnified Party”), from and against any and all third party claims or allegations (whether threatened or pending), judgments, expenses, damages, liabilities, obligations, fees (including the reasonable fees of attorneys and other consulting or testifying professionals), costs and losses (collectively, “Liabilities”) that the Finch Indemnified Party may be required to pay to one or more Third Parties arising out of or related to: (a) the exercise of any rights granted to OpenBiome under this Agreement, including the Exploitation or use of any OpenBiome Royalty Product, by, on behalf of, or under the authority of, OpenBiome, any of its Affiliates, any of its Sublicensees or any of their respective Representatives (including Liabilities that any Finch Indemnified Party may be required to pay to one or more Third Parties arising out of or resulting from any theory of product liability concerning any OpenBiome Royalty Product Developed, Manufactured, Commercialized or used by OpenBiome, any of its Affiliates or its Sublicensees or any of their respective Representatives pursuant to any right or licensed granted under this Agreement); (b) the gross negligence or willful misconduct of OpenBiome or any of its Representatives in performing obligations under this Agreement or with respect to any OpenBiome Royalty Product or (c) the material breach of this Agreement by OpenBiome, including any breach of OpenBiome’s representations and warranties or covenants and agreements hereunder.

9.3. Indemnification by Finch. Finch will indemnify, defend and hold harmless OpenBiome and its Representatives (each, an “OpenBiome Indemnified Party”), from and against any and all Liabilities that the OpenBiome Indemnified Party may be required to pay to one or more Third Parties arising out of or related to: (a) the gross negligence or willful misconduct of Finch or any of its Representatives in performing obligations under this Agreement or (b) the material breach of Finch’s representations and warranties hereunder.

9.4. Procedure. The Party seeking indemnification under this Article 9 (the “Indemnified Party”) will notify the other Party in writing promptly upon becoming aware of a claim for which indemnification is sought hereunder (including any governmental investigation)and provide the indemnifying Party with a copy of any complaint, summons or other written or verbal notice that the Indemnified Party receives in connection with any such claim. An Indemnified Party’s failure to deliver prompt notice will relieve the indemnifying Party of liability to the Indemnified Party under this Article 9 only to the extent such delay is prejudicial to the indemnifying Party’s ability to defend such claim. Provided that the indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise and any failure to contest in writing prior to assuming control will be deemed to be an admission of the obligation to indemnify. The indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent which will not be withheld, delayed or conditioned unreasonably; provided, that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the indemnifying Party will be fully-responsible, or with respect to any settlement that unconditionally releases the Indemnified Party from liability. The Indemnified Party will reasonably cooperate with the indemnifying Party in its defense of any claim for which indemnity is sought under this Agreement, at the indemnifying Party’s request and reasonable cost and expense. The Indemnified Party may participate in the action with its own counsel at its own expense.

9.5. Insurance. OpenBiome, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure sufficiently to provide materially the same level and type of protection) in an amount consistent with sound business practice and adequate in light of its obligations under this Agreement during the Term. OpenBiome shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Finch upon request.

10.	MISCELLANEOUS.

10.1. Disputes.

10.1.1. Initial Negotiation. Any dispute arising out of or relating to the Agreement will be resolved by having individuals authorized by each Party make a good faith effort to negotiate an amical resolution to the dispute. All negotiations pursuant to this Section 10.1 will be subject to the covenants regarding confidentiality set forth in Article 6. If the initial negotiations described above do not resolve the issue, binding arbitration as provided in Section 10.1.2 will be the sole and exclusive procedure for the resolution of any such dispute.

10.1.2. Invoking Arbitration and Selecting an Arbitrator. If the Parties fail to agree with respect to any dispute subject to this Section 10.1.2 within [***] following commencement of the negotiations provided for in Section 10.1.1, at the written request of either Party, the matter in dispute will be submitted for binding arbitration in the Commonwealth of Massachusetts. One arbitrator will be mutually selected by both Parties. The costs of the arbitrator will be shared equally by the Parties. All other expenses (legal, incidental, etc.) will be borne by the losing Party or, if both Parties prevail in part, be apportioned by the arbitrator between the Parties. Arbitration proceedings will be governed by the Rules of the American Arbitration Association then in effect. All aspects of the arbitration shall be treated as confidential; provided that, nothing in this Section 10.1.2 is intended to, or shall, preclude a Party to the arbitration from communicating with, or making disclosures to its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as maybe required by any applicable Law. To the maximum extent permitted by applicable Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a Party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in any court of competent jurisdiction. The final decision of the arbitrator shall be rendered within [***] of the commencement of the arbitration.

10.2. Assignment. Subject to OpenBiome’s rights to sublicense as provided in this Agreement, neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement or any rights (including any rights to payments) or obligations hereunder without the prior written consent of the other Party except that (i) Finch may make such an assignment, in whole or in part, without OpenBiome’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, license, reorganization or other transaction, and (ii) OpenBiome may make such an assignment, in whole or in part, without Finch’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, license, reorganization or other transaction. Any permitted successor or assignee of obligations hereunder will expressly assume performance of such obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.2 will be null, void and of no legal effect.

10.3. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

10.4. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

10.5. Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 10.5. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, five days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (iv) if emailed or sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next day.

All correspondence to OpenBiome will be addressed as follows:

Microbiome Health Research Institute, Inc. d/b/a OpenBiome

2147 Massachusetts Ave.

Cambridge, Massachusetts 02140

Email: [***]

Attention: [***]

with a copy (which shall not constitute notice) to:

[***]

All correspondence to Finch will be addressed as follows:

Finch Therapeutics, Inc.

200 Inner Belt Road

Somerville, MA 02143

Email: [***]

Attention: [***]

with a copy (which shall not constitute notice) to:

[***]

10.6. Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

10.7. Waiver and Non-Exclusion of Remedies. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.8. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

10.9. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.11. Use of Names. Neither Party shall, without the prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate or parent corporation of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 6.

10.12. Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.

10.13. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

10.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which will constitute together the same document. Counterparts may be signed and delivered by facsimile or digital (e.g., PDF) file, each of which will be binding when received by the applicable Party.

10.15. No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

FINCH THERAPEUTICS, INC.		MICROBIOME HEALTH RESEARCH INSTITUTE, INC.

By:	/s/ Gregory Perry	By:	/s/ Jim Bildner
Name: Gregory Perry		Name: Jim Bildner
Title: Chief Financial Officer		Title: Chair of the Independent Special Committee

[Signature Page to License Agreement]

SCHEDULE 1

LMIC TERRITORY

[***]